Exhibit 10.1

PLACER SIERRA BANCSHARES

2006 Executive Annual Incentive Plan Document

Establishment and purpose of the Plan

The 2006 Executive Annual Incentive Plan (Plan) for Placer Sierra Bancshares (PLSB) is established as of January 1, 2006. The Plan is designed to promote exemplary performance and enhance shareholder value by focusing eligible employees on key PLSB and it’s subsidiary Placer Sierra Bank (PSB) metrics and providing rewards for excellent performance as measured by those metrics.

Eligibility

The following positions are eligible for this Plan:

•	Chief Operating Officer, PLSB
•	General Counsel, PLSB
•	Placer Sierra Bank Executive Vice Presidents

Other positions may be added at the discretion of the PLSB Board of Directors (the Board). Employees in these positions who have been employed in excess of three (3) months by the end of the fiscal year are eligible. Employees with over three (3) months but less than one year of service at the end of the fiscal year will receive a pro-ration of any earned incentive.

To be eligible for incentive payout, participants must:

a)	be employed on the last day of the fiscal year and on the date of the incentive payout, or
b)	have ceased employment from PLSB or PSB for one of the reasons cited in the section titled “Changes in Employment Status”.

Performance Period

The period of the Plan is PLSB’s fiscal year, January 1 to December 31.

Performance Metrics

The Compensation Committee of the PLSB Board of Directors (the Committee), or their delegated authority, will recommend the PLSB performance metrics and assign a weight to each metric. The Chief Executive Officer of PLSB will recommend the PSB performance measures and weights. The Board will approve all metrics.

The annual schedule of performance metrics and weights are found in Attachment A. Each metric will be assessed for incentive independently, as long as the funding threshold is achieved (see “Funding Threshold”).

2006 Executive Annual Incentive Plan Document

The PLSB officers’ incentives will be based on the combined performance of the organization as a whole. The PSB executives incentives will be based on performance on PSB performance.

Funding Threshold

A minimum level of PSB performance must be achieved before any incentives will be paid to the PSB executives for bank performance. The Chief Executive Officer of PLSB will recommend, and the Board will approve, the threshold performance level(s) each year.

The annual metrics for minimum performance are found in Attachment B.

Incentive Opportunities

Each position has a Target Incentive established as a percent of base salary:

Position	Target Incentive as a % of Base Salary
Chief Operating Officer	60%
Chief Credit Officer	50%
General Counsel	50%
PSB So. Cal Division President	50%
Other PSB Executives	45%

The incentive amount will be adjusted by a “multiplier”, depending on the level of performance for each metric. No incentive will be paid on any metrics that falls below 85% of Target. Incentives will be “capped” at 110.0% of Target.

2006 Executive Annual Incentive Plan Document

The following is the established schedule for each metric:

Actual Performance as a % of Target	Incentive Target Multiplied by:
120%	110.0%
115%	107.5%
110%	105.0%
105%	102.5%
100%	100.0%
95%	90.0%
90%	80.0%
85%	70.0%
Less than 85%	0%

If performance on a metric falls below 85%, no incentive will be paid for that metric. The performance of any metric will not affect the payout for the other metrics, except in the case of the Funding Threshold as described previously.

Note: This schedule represents a step calculation. To determine the correct multiplier, actual performance as a percent of target will be rounded to the nearest whole number. For example, actual performance of 89.5 to 94.49 will respond to a multiplier of 80%.

Incentive Calculation

Incentives are calculated as a percentage of base salary. Base salary for purposes of this Plan excludes other types of pay including commissions, bonuses, incentives, expenses, and any other “extraordinary” pay. For participants who have been employed less than a full year, or have terminated for any reason outlined in the section titled “Change in Employment Status”, incentive will be calculated on base salary actually earned during the year.

An example calculation is found in Attachment C.

Payment of Incentive

Incentives will be paid no later than 75 days following the end of the fiscal year.

To the extent required by law at the time the incentive is paid, all applicable federal, state and local taxes will be withheld. Any payroll deductions required by benefit plan document(s) will also be withheld.

2006 Executive Annual Incentive Plan Document

Change in Employment Status

If a participant’s employment terminates during the Plan year because of death, disability, retirement, or change of control, the participant will be entitled to a pro-rata portion of the incentive. If termination occurs for any other reason, no incentive will be payable for the Plan year.

For purposes of this Plan, a participant may be eligible for retirement status if he or she has attained age 65 and has worked for PLSB or PSB at least five (5) years.

Plan Administration

The Committee will administer the Annual Incentive Plan, and have the authority to:

•	Interpret Plan provisions.

•	Amend or terminate the Plan.

•	Establish the funding threshold, of any, and the performance metrics.

•	Ensure performance metrics are met before incentives are paid.

Amendment, Modification and Termination of the Plan

The Board may amend, modify, or terminate the Plan at any time. Any changes will be communicated to the participants as soon as practical.

Plan Does Not Create Employee Rights

Nothing in this Plan shall alter or amend PLSB’s or PSB’s employment at-will policy.